                                OFFERING CIRCULAR
                                                                EXHIBIT 2(b)(i)

                              [NATIONAL GRID LOGO]



                                 NGG Finance plc
                     (incorporated in England and Wales with
               limited liability under Registered Number 4220381)

           euro 1,250,000,000 5.25 PER CENT. GUARANTEED BONDS DUE 2006
                          ISSUE PRICE: 99.71 PER CENT.

           euro 750,000,000 6.125 PER CENT. GUARANTEED BONDS DUE 2011
                         ISSUE PRICE: 99.635 PER CENT.

                                  GUARANTEED BY

                             National Grid Group plc
                     (incorporated in England and Wales with
               limited liability under Registered Number 2367004)


Application has been made to the Financial Services Authority in its capacity as the competent authority under the Financial Services Act 1986 (in such capacity, the "UK LISTING AUTHORITY") for the euro 1,250,000,000 5.25 per cent. Guaranteed Bonds due 2006 (the "2006 BONDS") of NGG Finance plc (the "ISSUER") and the euro 750,000,000 6.125 per cent. Guaranteed Bonds due 2011 of the Issuer (the "2011 BONDS" and together with the 2006 Bonds, the "Bonds") to be admitted to the Official List maintained by the UK Listing Authority (the "OFFICIAL LIST") and to the London Stock Exchange plc (the "LONDON STOCK EXCHANGE") for the Bonds to be admitted to trading on the London Stock Exchange's market for listed securities which, together, will constitute official listing on the London Stock Exchange. Copies of this document, which comprises listing particulars prepared in compliance with the listing rules made under Section 142 of the Financial Services Act 1986, have been delivered to the Registrar of Companies in England and Wales for registration in accordance with Section 149 of that Act.

Payments on the Bonds will be made without deduction for or on account of taxes of the United Kingdom to the extent described under "Conditions of the Bonds -- Taxation". Interest on the 2006 Bonds is payable annually in arrear at the rate of 5.25 per cent. per annum on 23 August in each year, the first payment to be made on 23 August 2002. Interest on the 2011 Bonds is payable annually in arrear at the rate of 6.125 per cent. per annum on 23 August in each year, the first payment of interest to be made on 23 August 2002.

The 2006 Bonds mature on 23 August 2006 and the 2011 Bonds mature on 23 August 2011. Each tranche of Bonds may be redeemed before then at the option of the Issuer in whole, but not in part, at their principal amount together with accrued interest if, at any time, the principal amount of the relevant tranche of Bonds is 10 per cent. or less of the original principal amount of such tranche of Bonds and may be redeemed before then at the option of the relevant holder on the occurrence of a Restructuring Event resulting in a Rating Downgrade or Negative Rating Event at their principal amount together with accrued interest. Each tranche of Bonds is subject to redemption in whole, but not in part, at their principal amount together with accrued interest, at the option of the Issuer at any time in the event of certain changes affecting taxes of the United Kingdom. See "Terms and Conditions of the 2006 Bonds -- Redemption and Purchase".

Each tranche of Bonds will initially be represented by a temporary global bond in bearer form without interest coupons (a "TEMPORARY GLOBAL BOND") which will be deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("EUROCLEAR") and Clearstream Banking, societe anonyme ("CLEARSTREAM, LUXEMBOURG") on or about 23 August 2001. Interests in each Temporary Global Bond will be exchangeable for interests in a permanent global bond in bearer form without interest coupons (a "PERMANENT GLOBAL BOND") on or after a date which is expected to be 3 October 2001 (the "EXCHANGE DATE"), upon certification as to non-U.S. beneficial ownership. Each Permanent Global Bond will be exchangeable for definitive Bonds in bearer form (the "DEFINITIVE BONDS") in the circumstances set out in it. See "Summary of Provisions relating to the Bonds while in Global Form".

BARCLAYS CAPITAL                      DEUTSCHE BANK                JPMORGAN
CREDIT SUISSE FIRST BOSTON    MERRILL LYNCH INTERNATIONAL       MORGAN STANLEY



20 AUGUST 2001

This Offering Circular comprises listing particulars given in compliance with the listing rules made under Section 142 of the Financial Services Act 1986 by the UK Listing Authority (the "LISTING RULES") for the purpose of giving information with regard to the Issuer and National Grid Group plc (the "GUARANTOR"), the Guarantor and its subsidiaries taken as a whole (the "GROUP") and the Bonds. The Issuer and the Guarantor accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Issuer and the Guarantor (each of which has taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Offering Circular does not constitute an offer of, or an invitation by or on behalf of, the Issuer, the Guarantor or the Managers (as defined in "Subscription and Sale" below) to subscribe or purchase, any of the Bonds. The distribution of this Offering Circular and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular comes are required by the Issuer, the Guarantor and the Managers to inform themselves about and to observe any such restrictions. For a description of certain further restrictions on offers and sales of Bonds and distribution of this Offering Circular, see "Selling Restrictions" below.

No person is authorised to give any information or to make any representation not contained in this Offering Circular and any information or representation not so contained must not be relied upon as having been authorised by or on behalf of the Issuer, the Guarantor or the Managers. The delivery of this Offering Circular at any time does not imply that the information contained in it is correct as at any time subsequent to its date.

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), and are subject to U.S. tax law requirements. Subject to certain exceptions, Bonds may not be offered, sold or delivered within the United States or to U.S. persons.

Unless otherwise specified or the context requires, references to "pounds ", "pounds sterling", "sterling", "(pound)", and "p" are to the currency of the United Kingdom, references to "euro" and "euro" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and references to "U.S.$" are to the currency of the United States of America.

In connection with the issue of each tranche of Bonds, Barclays Bank PLC may over-allot or effect transactions which stabilise or maintain the market price of the Bonds at a level which might not otherwise prevail. Such stabilising, if commenced, may be discontinued at any time.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
TERMS AND CONDITIONS OF THE 2006 BONDS ....................................    4
TERMS AND CONDITIONS PECULIAR TO THE 2011 BONDS ...........................   15
USE OF PROCEEDS ...........................................................   16
SUMMARY OF PROVISIONS RELATING TO THE BONDS WHILE IN GLOBAL FORM ..........   17
NGG FINANCE plc ...........................................................   19
CAPITALISATION OF THE ISSUER ..............................................   20
THE NATIONAL GRID GROUP plc ...............................................   21
CAPITALISATION OF THE GROUP ...............................................   28
TAXATION ..................................................................   29
SUBSCRIPTION AND SALE .....................................................   31
GENERAL INFORMATION .......................................................   33
ACCOUNTANT'S REPORT .......................................................   35

                     TERMS AND CONDITIONS OF THE 2006 BONDS

The following, subject to alteration and amendment and save for the paragraphs in italics, are the terms and conditions of the Bonds substantially in the form which will appear on the Bonds in definitive form:

The issue of the euro 1,250,000,000 5.25 per cent. Guaranteed Bonds due 2006 (the "BONDS", which expression shall, in these Conditions, unless the context requires otherwise, include any other Bonds issued pursuant to Condition 16 and forming a single series therewith) was authorised pursuant to resolutions of the Board of Directors of NGG Finance plc (the "ISSUER") passed on 30 July 2001 and resolutions of a duly authorised committee of the Board of Directors of the Issuer passed on 15 August 2001. The giving of a guarantee in respect of the Bonds was authorised by a resolution of a duly authorised committee of the Board of Directors of National Grid Group plc ("NGG") passed on 26 July 2001. The Bonds are constituted by the trust deed dated 23 August 2001 (the "TRUST DEED") between the Issuer, NGG and The Law Debenture Trust Corporation p.l.c. (the "TRUSTEE", which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the holders of the Bonds (the "BONDHOLDERS"). The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed. The Bondholders and the holders (the "COUPONHOLDERS") of the interest coupons relating to the Bonds (the "COUPONS") (whether or not attached to the Bonds) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the paying agency agreement dated 23 August 2001 (the "PAYING AGENCY AGREEMENT") relating to the Bonds between the Issuer, NGG, the Trustee, Deutsche Bank AG London (the "PRINCIPAL PAYING AGENT", which expression shall include any successor as principal paying agent under the Paying Agency Agreement) and the paying agents referred to below (such persons being referred to together with the Principal Paying Agent as the "PAYING AGENTS", which expression shall include their successors as paying agents under the Paying Agency Agreement), copies of each of which are available for inspection during normal office hours at the registered office for the time being of the Trustee (being at the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified office of each of the Paying Agents.

1.       FORM, DENOMINATION AND TITLE

The Bonds are serially numbered and in bearer form in the denominations of euro 1,000, euro 10,000 and euro 100,000 each with Coupons attached on issue. Bonds of one denomination may not be exchanged for Bonds of another denomination.

Title to the Bonds and the Coupons will pass by delivery. In these Conditions, "BONDHOLDER" and (in relation to a Bond or Coupon) "HOLDER" mean the bearer of any Bond or Coupon, as the case may be. The holder of any Bond or Coupon will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder, and the Issuer, any Guarantor, the Trustee and the Paying Agents shall not be required to obtain any proof thereof or as to the identity of such holder.

The Bonds will be represented initially by a Temporary Global Bond. The Temporary Global Bond will be issued on 23 August 2001 and will be held by a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("EUROCLEAR") and Clearstream Banking, societe anonyme ("CLEARSTREAM, LUXEMBOURG") for credit, against payment, to the accounts designated by the relevant purchasers with Euroclear and Clearstream, Luxembourg. Interests in the Temporary Global Bond will be exchangeable on or after a date which is expected to be 3 October 2001 for interests in a Permanent Global Bond upon certification that the beneficial owners of the Bonds are not (i) United States persons or
(ii) persons who have acquired such Bonds for resale to or for the account of any United States person.

The Permanent Global Bond will be exchangeable for Definitive Bonds in bearer form in the circumstances set out in it. See "Summary of Provisions relating to the Bonds while in Global Form".

Definitive Bonds and Coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code".

2.       GUARANTEE AND STATUS

(a)      GUARANTEE
         NGG has irrevocably and unconditionally guaranteed the due payment of all sums expressed to be payable by the Issuer under the Trust Deed, the Bonds and the Coupons and the due and punctual performance by the Issuer of all its other obligations under the Trust Deed and the Bonds. Its obligations in that respect (the "GUARANTEE") are contained in the Trust Deed. Where there is more than one Guarantor, the obligations of each Guarantor shall be joint and several.

(b)      STATUS
         The Bonds and the Coupons constitute (subject to Condition 4) direct, unconditional and unsecured obligations of the Issuer and rank and will rank pari passu without any preference among themselves and (save for such exceptions as are from time to time applicable under the laws of England and Wales) at least equally with all other present and future unsecured and unsubordinated obligations of the Issuer. The obligations of any Guarantor under the Guarantee will (save for such exceptions as are from time to time applicable under the laws of England and Wales) rank at least equally with all other present and future unsecured and unsubordinated obligations of such Guarantor.

(c)      ADDITIONAL GUARANTOR
         NGG will procure that within 60 days of the Scheme Effective Date (as defined below), the Holding Company (as defined below) shall enter into a deed supplemental to the Trust Deed, in a form set out in the Trust Deed, pursuant to which it will assume all the rights and obligations of a Guarantor under these Conditions and the Trust Deed, jointly and severally with NGG as if originally named in these conditions and the Trust Deed as a Guarantor.

         NGG will give notice to Bondholders in accordance with Condition 13 of the Scheme Effective Date and of the date on which the Holding Company shall become a Guarantor not later than 30 days after each of those events.

3.       DEFINITIONS

"BUSINESS DAY" means any day on which banks are open for general business in London and in the place of the specified office of the Paying Agent at which the Bond or Coupon is presented for payment.

"GROUP" means, prior to the Scheme Effective Date, NGG and its Subsidiaries, and on and after the Scheme Effective Date, the Holding Company and its Subsidiaries, and "MEMBER OF THE GROUP" shall be construed accordingly.

"GUARANTOR" means each of NGG and, upon becoming a Guarantor pursuant to Condition 2(c), the Holding Company.

"HOLDING COMPANY" means New National Grid plc, which will be the holding company of NGG after the Scheme Effective Date.

"PARENT" means, prior to the Scheme Effective Date, NGG, and on and after the Scheme Effective Date, the Holding Company.

"PRINCIPAL SUBSIDIARY" means The National Grid Company plc and National Grid USA, and includes any successor entity thereto or any other member of the Group to which, in the opinion of the Trustee, all or substantially all of the assets of a Principal Subsidiary are transferred.

"RELEVANT DATE" in respect of any payment means the date on which the payment becomes due but, if the full amount of the moneys payable has not been received by the Principal Paying Agent or by the Trustee on or prior to such due date, it means the date on which the full amount of such moneys has been so received and notice to that effect has been given to the Bondholders in accordance with Condition 13.

"RELEVANT ENTITY" means, (i) prior to the Scheme Effective Date, NGG, (ii) on and after the Scheme Effective Date and prior to the first date on which, following the Scheme Effective Date, annual consolidated financial accounts of the Holding Company and its subsidiaries are published (the "Accounts Date"), NGG and the Holding Company, and (iii) on or after the Accounts Date, the Holding Company.

"SCHEME" means the scheme of arrangement pursuant to Section 425 of the Companies Act 1985 between NGG and its shareholders under which NGG would become a wholly-owned subsidiary of the Holding Company.

"SCHEME EFFECTIVE DATE" means the date the Scheme takes effect.

"SUBSIDIARY" means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and "Subsidiaries" shall be construed accordingly.

"TARGET BUSINESS DAY" means a day on which the TARGET System is operating and banks are open for general business in London.

"TARGET SYSTEM" means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System.

4.       NEGATIVE PLEDGE

(a)      RESTRICTION

         So long as any Bond or Coupon remains outstanding (as defined in the Trust Deed) neither the Issuer nor any Guarantor will create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest ("SECURITY") upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt, or any guarantee of or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, the Issuer's obligations under the Bonds, the Coupons and the Trust Deed or, as the case may be, any Guarantor's obligations under the Trust Deed (aa) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee, or (bb) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Bondholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Bondholders.

(b)      RELEVANT DEBT

         For the purposes of this Condition, "RELEVANT DEBT" means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange.

5.       INTEREST

The Bonds bear interest on their principal amount outstanding from, and including, 23 August 2001 (the "CLOSING DATE") at the rate of 5.25 per cent. per annum payable annually in arrear on 23 August in each year (each an "INTEREST PAYMENT DATE"). Each Bond will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused. In such event, it shall continue to bear interest at the aforesaid rate (both before and after judgment) until, but excluding, whichever is the earlier of (i) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant holder and (ii) the seventh day after the Trustee or the Principal Paying Agent has notified Bondholders in accordance with Condition 13 of receipt of all sums due in respect of all the Bonds up to that day (except to the extent that there is a failure in the subsequent payment to the relevant holders as provided in these Conditions). Where interest is to be calculated in respect of a period which is shorter than an Interest Period it shall be calculated on the basis of the actual number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last). The period beginning on the Closing Date and ending on the first Interest Payment Date and each successive period beginning on an Interest Payment Date and ending on the next succeeding Interest Payment Date is called an "INTEREST PERIOD".

6.       REDEMPTION AND PURCHASE

(a)      FINAL REDEMPTION
         Unless previously redeemed or purchased and cancelled, the Bonds will be redeemed at their principal amount on 23 August 2006.

(b)      REDEMPTION FOR TAXATION REASONS
         If, immediately prior to the giving of the notice referred to below, the Issuer satisfies the Trustee that, as a result of any amendment to or change in the laws or regulations of the United Kingdom or of any political subdivision thereof or any authority therein or thereof having power to tax or any change in the official or generally accepted interpretation or application of such laws or regulations in each case which becomes effective on or after the Closing Date, the Issuer (or if the Guarantee were called, a Guarantor) has or will on the next Interest Payment Date become obliged to pay any additional amounts in accordance with Condition 8 (and such amendment or change has been evidenced by the delivery by the Issuer to the Trustee (who shall, in the absence of manifest error, accept such certificate and opinion as sufficient evidence thereof) of (i) a certificate signed by two directors or one director and one responsible officer of the Issuer on behalf of the Issuer (or two directors or one director and one responsible officer of a Guarantor on behalf of a Guarantor, as the case may be) stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective) and describing the facts leading thereto and stating that such obligation cannot be avoided by the Issuer (or a Guarantor, as the case may be) taking reasonable measures available to it and (ii) an opinion in a form satisfactory to the Trustee of independent legal advisers of recognised standing to the effect that such amendment or change has occurred (irrespective of whether such amendment or change is then effective)), the Issuer may (having given not less than 30 and not more than 90 days' notice to the Trustee and to the Bondholders in accordance with Condition 13) redeem all, but not some only, of the Bonds at their principal amount, together with interest accrued up to, but excluding, the date fixed for such redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be required to pay such additional amounts were a payment in respect of the Bonds then due.

(c)      REDEMPTION AT THE OPTION OF THE ISSUER
         If, at any time, the principal amount outstanding of the Bonds is 10 per cent. or less of the original principal amount of the Bonds, the Issuer may (having given not less than 30 and not more than 90 days' notice to the Trustee and to the Bondholders in accordance with Condition 13) redeem all, but not some only, of the Bonds at their principal amount, together with interest accrued up to, but excluding, the date fixed for such redemption.

(d)      REDEMPTION AT THE OPTION OF THE BONDHOLDERS
         (i) If at any time whilst any Bonds are outstanding there occurs a Restructuring Event a Public Announcement (as defined below) shall be made and if within the Restructuring Period either
                  (i) (if at the time that Restructuring Event occurs there are Rated Securities) a Rating Downgrade in respect of that Restructuring Event occurs or (ii) (if at such time there are no Rated Securities) a Negative Rating Event in respect of that Restructuring Event occurs (that Restructuring Event and Rating Downgrade or Negative Rating Event, as the case may be, occurring within the Restructuring Period, together called a "PUT EVENT"), the holder of each Bond will have the option upon the giving of a Put Notice (as defined below) to require the Issuer to redeem or, at the option of the Issuer, purchase (or procure the purchase of) that Bond on the Put Date (as defined in Condition 6(d)(iv) below) at its principal amount together with accrued interest to the Put Date.

                  Promptly upon the Issuer becoming aware that a Put Event has occurred, the Issuer shall, or at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested by the holders of at least one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders, the Trustee shall give notice (a "PUT EVENT NOTICE") to the Bondholders in accordance with Condition 13 specifying the nature of the Put Event and the procedure (as set out in Condition 6(d)(iv) below) for exercising the option contained in this Condition 6(d).

         (ii)     For the purposes of these Conditions:

                  "ACCOUNTANTS' REPORT" means a report of the Reporting Accountants stating whether the amounts included in the calculation of the Operating Profit and the amount for Consolidated Operating Profit as included in the Directors' Report have been accurately extracted from the accounting records of the Relevant Entity and its Subsidiaries and whether the Disposal Percentage included in the Directors' Report has been correctly calculated which will be prepared pursuant to an engagement letter to be entered into by the Reporting Accountants, the Relevant Entity and the Trustee.

                  The Relevant Entity shall use reasonable endeavours to procure that there shall at the relevant time be Reporting Accountants who have (a) entered into an engagement letter with the Issuer and the Trustee which shall (i) not limit the liability of the Reporting Accountants to the Trustee by reference to a monetary cap and (ii) be available for inspection by Bondholders at the principal office of the Trustee or (b) agreed to provide Accountants' Reports on such other terms as the Issuer and the Trustee shall approve. If the Relevant Entity, having used reasonable endeavours, is unable to procure that there shall at the relevant time be Reporting Accountants who have entered into an engagement letter complying with (i) above, the Trustee may rely on an Accountants' Report which contains a limit on the liability of the Reporting Accountants by reference to a monetary cap or otherwise.

                  Investors should be aware that the engagement letter may contain a limit on the liability of the Reporting Accountants which may impact on the interests of Bondholders.

                  The Issuer shall give notice to the Trustee of the identity of the Reporting Accountants.

         "CONSOLIDATED OPERATING PROFIT" means the consolidated operating profits on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts and defined in Financial Reporting Standard 3 "REPORTING FINANCIAL PERFORMANCE" ("FRS 3") or any successor or any equivalent accounting standard used in preparing the Relevant Accounts ("EXCEPTIONAL ITEMS") shall not be included) of the Relevant Entity (including any share of operating profit of associates and joint ventures) determined in accordance with United Kingdom generally accepted accounting principles ("UK GAAP") by reference to the Relevant Accounts, and, if the Relevant Entity is the Holding Company and Relevant Accounts do not yet exist, determined in a manner consistent with the assumptions upon which the Directors' Report is to be based;

         "Directors' Report" means a report prepared and signed by two directors of the Relevant Entity addressed to the Trustee setting out the Operating Profit, the Consolidated Operating Profit and the Disposal Percentage stating any assumptions which the Directors of the Relevant Entity have employed in determining the Operating Profit, and which (for the avoidance of doubt) shall include an assumption for accounting purposes, where the Relevant Entity is the Holding Company, that the acquisition (the "ACQUISITION") of Niagara Mohawk Holdings Inc. ("NIAGARA MOHAWK") pursuant to a merger agreement dated as of 4 September 2000 between, amongst others, NGG and Niagara Mohawk and the Scheme were completed (so long as completion shall actually have occurred) as of the financial year ended 31 March 2001, but with appropriate adjustments to exclude any undertaking, property or assets which Niagara Mohawk or any of its Subsidiaries sells, transfers, leases or otherwise disposes of or is dispossessed of by any means prior to completion of the Acquisition.

         "DISPOSED ASSETS" means, where any Relevant Entity and/or any of its Subsidiaries sells, transfers, leases or otherwise disposes of or is dispossessed by any means (but excluding sales, transfers, leases, disposals or dispossessions which, when taken together with related lease back or similar arrangements entered into in the ordinary course of business, have the result that Operating Profit directly attributable to any such undertaking, property or assets continues to accrue to such Relevant Entity or, as the case may be, such Subsidiary), otherwise than to a wholly-owned Subsidiary of such Relevant Entity or to the Issuer, of the whole or any part (whether by a single transaction or by a number of transactions whether related or not) of its undertaking or (except in the ordinary course of business of the Relevant Entity or any such Subsidiary) property or assets, the undertaking, property or assets sold, transferred, leased or otherwise disposed of or of which it is so dispossessed;

         "DISPOSAL PERCENTAGE" means, in relation to a sale, transfer, lease or other disposal or dispossession of any Disposed Assets, the ratio of
         (i) the aggregate Operating Profit to (ii) the Consolidated Operating Profit, expressed as a percentage;

         A "NEGATIVE RATING EVENT" shall be deemed to have occurred if either
         (i) the Issuer does not, either prior to or not later than 21 days after the relevant Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Bonds or any other unsecured and unsubordinated debt of the Issuer or the Parent (or of any Subsidiary of the Parent which is guaranteed on an unsecured and unsubordinated basis by the Parent) having an initial maturity of five years or more ("RATEABLE DEBT") from a Rating Agency or (ii) if the Issuer does so seek and use such endeavours, it is unable, as a result of such Restructuring Event, to obtain such a rating of at least investment grade (BBB- or Baa3 or their respective equivalents for the time being), provided that a Negative Rating Event shall not be deemed to have occurred in respect of a particular Restructuring Event if the Rating Agency declining to assign a rating of at least investment grade (as described above) does not announce or publicly confirm that its declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable Restructuring Event (whether or not the Restructuring Event shall have occurred at the time such investment grade rating is declined);

         "OPERATING PROFIT", in relation to any Disposed Assets, means the operating profits on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts shall not be included) of the Relevant Entity and its Subsidiaries directly attributable to such Disposed Assets as determined in accordance with UK GAAP by reference to the Relevant Accounts, and, if the Relevant Entity is the Holding Company and Relevant

         Accounts do not yet exist, determined in a manner consistent with the assumptions upon which the Directors' Report is to be based. Where the Directors of the Relevant Entity have employed assumptions in determining the Operating Profit, those assumptions should be clearly stated in the Directors' Report;

         "PUBLIC ANNOUNCEMENT" means an announcement by the Issuer or, in accordance with Condition 6(d)(i), the Trustee of the occurrence of a Restructuring Event published in a leading national newspaper having general circulation in the United Kingdom (which is expected to be the Financial Times);

         "RATED SECURITIES" means the Bonds, if and for so long as they shall have an effective rating from a Rating Agency and otherwise any Rateable Debt which is rated by a Rating Agency; provided that if there shall be no such Rateable Debt outstanding prior to the maturity of the Bonds, the holders of not less than one-quarter in principal amount of outstanding Bonds may require the Issuer to obtain and thereafter update on an annual basis a rating of the Bonds from a Rating Agency. In addition, the Issuer may at any time obtain and thereafter update on an annual basis a rating of the Bonds from a Rating Agency, provided that, except as provided above, the Issuer shall not have any obligation to obtain such a rating of the Bonds;

         "RATING AGENCY" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors or Moody's Investors Service, Inc. and its successors or any rating agency substituted for either of them (or any permitted substitute of them) by the Issuer from time to time with the prior written approval of the Trustee;

         A "RATING DOWNGRADE" shall be deemed to have occurred in respect of a Restructuring Event if the then current rating whether provided by a Rating Agency at the invitation of the Issuer or any Guarantor or by its own volition assigned to the Rated Securities by any Rating Agency is withdrawn or reduced from an investment grade rating (BBB- or Baa3 or their respective equivalents for the time being) or better to a non-investment grade rating (BB+ or Ba1 or their respective equivalents for the time being) or worse or, if a Rating Agency shall already have rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category; provided that a Rating Downgrade otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Restructuring Event if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable Restructuring Event (whether or not the applicable Restructuring Event shall have occurred at the time of the Rating Downgrade);

         "RELEVANT ACCOUNTS" means the most recent annual audited consolidated financial accounts of the Relevant Entity and its Subsidiaries preceding the relevant sale, transfer, lease or other disposal or dispossession of any Disposed Asset;

         "REPORTING ACCOUNTANTS" means the auditors of the Relevant Entity (but not acting in their capacity as auditors) or such other firm of accountants as may be nominated by the Relevant Entity and approved in writing by the Trustee for the purpose, or, failing which, as may be selected by the Trustee for the purpose;

         A "RESTRUCTURING EVENT" shall be deemed to have occurred at any time (whether or not approved by the Board of Directors of the Relevant Entity) that the sum of Disposal Percentages for the Relevant Entity(ies) within any period of 36 months commencing on or after the date hereof is greater than 50 per cent.;

         "RESTRUCTURING PERIOD" means the period ending 90 days after the Public Announcement of the Restructuring Event having occurred (or such longer period in which the Rated Securities or Rateable Debt, as the case may be, is or are under consideration (announced publicly within the first mentioned period) for rating review or, as the case may be, rating by a Rating Agency); and

(iii) The Relevant Entity shall forthwith upon becoming aware of the occurrence of a Restructuring Event (a) provide the Trustee with the relevant Directors' Report and (b) provide or procure that the Reporting Accountants provide the Trustee with the Accountants' Report.

         The Directors' Report and the Accountants' Report shall, in the absence of manifest error, be conclusive and binding on all concerned, including the Trustee and the Bondholders.

                  The Trustee shall not be responsible for ascertaining whether or not a Restructuring Event, a Negative Rating Event or Rating Downgrade has occurred and, unless and until it has actual knowledge to the contrary, shall be entitled to assume that no such event has occurred.

                  The Trustee shall be entitled to act, or not act, and rely on (and shall have no liability to Bondholders for doing so) any Directors' Report and/or any Accountants' Report (whether or not addressed to it).

         (iv) To exercise the option of redemption of a Bond under this Condition 6(d) the holder of the Bond must deliver such Bond accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a "PUT NOTICE"), and in which the Bondholder may specify an account to which payment is to be made under this Condition 6(d) to the specified office of any Paying Agent on any business day (as defined in Condition 7(c)) falling within the period (the "PUT PERIOD") of 45 days after a Put Event Notice is given. The Bond should be delivered together with all Coupons appertaining thereto maturing after the date (the "PUT DATE") falling seven days after the expiry of the Put Period, failing which the Paying Agent will require payment of an amount equal to the face value of any such missing Coupon. Any amount so paid will be reimbursed in the manner provided in Condition 7 against presentation and surrender of the relevant missing Coupon, subject to Condition 9. The Paying Agent to which such Bond and Put Notice are delivered will issue to the Bondholder concerned a non-transferable receipt in respect of the Bond so delivered. Payment in respect of any Bond so delivered will be made, if the Bondholder duly specified a bank account in the Put Notice to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in the manner provided in Condition 7 against presentation and surrender (or, in the case of part payment, endorsement) of such receipt at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of the Conditions and the Trust Deed, receipts issued pursuant to this Condition 6(d) shall be treated as if they were Bonds. The Issuer shall redeem the relevant Bonds on the Put Date unless previously redeemed or purchased.

(e)      PURCHASE
         The Issuer and any Guarantor or any of their respective Subsidiaries may, subject to any relevant laws or regulations, at any time purchase the Bonds (with or without all unmatured Coupons relating thereto being surrendered therewith) at any price in the open market or by private treaty. If purchases are made by tender, tenders must be available to all Bondholders alike.

(f)      CANCELLATION
         All Bonds redeemed pursuant to any of the foregoing provisions will be cancelled forthwith together with all unmatured Coupons attached thereto or surrendered therewith and may not be reissued or resold. Any Bonds purchased pursuant to Conditions 6(d) or 6(e) may, at the option of the Issuer or any Guarantor, as the case may be, be held or may be surrendered to a Paying Agent for cancellation, but may not be resold and when held by the Issuer or any Guarantor or any of their respective Subsidiaries shall not entitle the holder to vote at any meeting of Bondholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of Bondholders or for the purposes of Condition 14.

7.       PAYMENTS

(a)      PRINCIPAL AND INTEREST IN RESPECT OF THE BONDS
         Payments of principal and interest in respect of the Bonds will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of Bonds or (as the case may be) the appropriate Coupons save that if the due date for redemption of a Bond is not an Interest Payment Date, accrued interest will be paid against presentation of the relevant Bond at the specified office of any Paying Agent by euro cheque drawn on, or by transfer to a euro account maintained by the payee with, a bank in a city in which banks have access to the TARGET System. Payments of interest due in respect of any Bond other than on presentation and surrender of matured Coupons shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Bond.

(b)      PAYMENT SUBJECT TO FISCAL LAWS
         All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 8. No commissions or expenses shall be charged to the Bondholders or Couponholders in respect of such payments.

(c)      PAYMENTS ON BUSINESS DAYS
         If the due date for payment of any amount on any Bond or Coupon is not a Target Business Day, then the holder thereof will not be entitled to payment of such amount until the next following Target Business Day and will not be entitled to any further interest or other payment in respect of such postponement.

(d)      PAYING AGENTS
         The initial Principal Paying Agent is Deutsche Bank AG London and the other initial Paying Agents and their respective initial specified offices are set out at the end of these Conditions. The Issuer and the Guarantor may at any time (subject to the prior approval of the Trustee) vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that they will at all times maintain (i) a Principal Paying Agent, (ii) Paying Agents having specified offices in at least two major European cities approved by the Trustee (including London, so long as the Notes are listed on the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange's market for listed securities) and (iii) a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment and of any change in the specified office through which any Paying Agent acts will be given in accordance with Condition 13.

(e)      SURRENDER OF UNMATURED COUPONS
         Each Bond should be presented for redemption (including exercise of the Bondholders' option pursuant to Condition 6) together with all unmatured Coupons, failing which the full amount of any missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the missing Coupon at any time before the expiry of 12 years after the Relevant Date in respect of the relevant Bond but not thereafter.

8.       TAXATION

All payments by or on behalf of the Issuer in respect of the Bonds or by or on behalf of any Guarantor in respect of the Guarantee shall be made without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having power to tax, unless such deduction or withholding is required by law. In such event the Issuer or, as the case may be, any Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the holders of Bonds or Coupons after such deduction or withholding shall equal the amounts which would have been receivable by them had no such deduction or withholding been required, except that no additional amounts shall be payable in respect of any Bond or Coupon presented for payment:

(a) by or on behalf of a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Bond or Coupon by reason of his being connected with the United Kingdom otherwise than merely by the holding of the Bond or Coupon; or

(b) by or on behalf of a holder who would not be liable or subject to deduction or withholding by making a declaration of beneficial ownership of the Bond or Coupon and of non-residence or other similar claim for exemption to the relevant tax authority or to any relevant person; or

(c) more than 30 days after the Relevant Date except to the extent that the holder thereof would have been entitled to such additional amounts on presenting the same for payment on the last day of such period of 30 days on the assumption, if such is not the case, that such last day was a Business Day; or

(d) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(e) by or on behalf of a Bondholder or a Couponholder who would have been able to avoid such withholding or deduction by presenting the relevant Bond or Coupon to another Paying Agent in a Member State of the European Union.

Any reference herein to the principal of and/or interest on the Bonds shall be deemed to include any additional amounts which may be payable under this Condition or under any obligations undertaken in addition hereto or in substitution herefor pursuant to the Trust Deed.

9.       PRESCRIPTION
Claims in respect of principal and interest shall be prescribed unless presentation for payment is made as required by Condition 7 within a period of 12 years in the case of principal and six years in the case of interest from the appropriate Relevant Date.

10.      EVENTS OF DEFAULT

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders shall subject in each case to its being indemnified to its satisfaction (but, in the case of the happening of any of the events mentioned in sub-paragraphs (d) to (i) inclusive, other than default in the performance or observance of any of the provisions of Conditions 6 and 7 or the appointment of an administrative or other receiver of the whole of the undertaking or assets of the Issuer, only if the Trustee shall have certified in writing to the Issuer that such event is, in its opinion, materially prejudicial to the interests of the Bondholders) give notice to the Issuer that the Bonds are, and they shall accordingly thereby become, immediately due and repayable at their principal amount, together with accrued interest (as provided in the Trust Deed), if any of the following events shall occur:

(a) if default is made in the payment of any principal or interest in respect of the Bonds or any of them and such default continues for 15 days or more; or

(b) if an order is made or an effective resolution passed for the winding-up of, or an administration order is made in relation to, the Issuer, any Guarantor or any Principal Subsidiary (except for the purposes of a reconstruction or amalgamation upon terms and within such a period as may previously have been approved in writing by the Trustee); or

(c) if (i) any other present or future Relevant Indebtedness of the Issuer or any Guarantor or any Principal Subsidiary for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any actual default, event of default or the like (howsoever described), or (ii) any amount in respect of such Relevant Indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (iii) the Issuer or any Guarantor or any Principal Subsidiary fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, such Relevant Indebtedness provided that the aggregate amount of the Relevant Indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this paragraph (c) have occurred equals or exceeds (pound)40,000,000 or its equivalent in any other currency (as reasonably determined by the Trustee); or

         For the purposes of this Condition, "RELEVANT INDEBTEDNESS" means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange.

(d) if the Issuer, any Guarantor or any Principal Subsidiary stops or threatens to stop payment (except for the purposes of a reconstruction or amalgamation upon terms and within such a period as may previously have been approved in writing by the Trustee); or

(e) if an encumbrancer takes possession or an administrative or other receiver is appointed of the whole or any part which in the opinion of the Trustee is material of the undertaking or assets of the Issuer, any Guarantor or any Principal Subsidiary or if a distress, execution or any similar proceeding is levied or enforced upon or sued out against, in the opinion of the Trustee, a substantial part of the chattels or property of the Issuer, any Guarantor or any Principal Subsidiary and in any such case is not removed, paid out or discharged within 21 days (or such longer period as the Trustee may approve); or

(f) if the Issuer, any Guarantor or any Principal Subsidiary is unable to pay its debts as they fall due or has any voluntary arrangement proposed in relation to it under Section 1 of the Insolvency Act 1986 or enters into any scheme of arrangement with its creditors (other than for the purpose of reconstruction or amalgamation upon terms and within such a period as may previously have been approved in writing by the Trustee); or

(g) if default is made by the Issuer or any Guarantor in the performance or observance of any obligation, covenant, condition or provision binding on it under the Bonds or the Trust Deed (other than any obligation for the payment of any principal or interest in respect of the Bonds) and, except where, in the opinion of the Trustee, such default is not capable of remedy (in which case the Bonds will become due and repayable subject to, and immediately upon, the Trustee certifying and giving notice as aforesaid), such default continues for 45 days (or such longer period as the Trustee may approve) after written notice by the Trustee to the Issuer and any Guarantor specifying such default and requiring the same to be remedied; or

(h) if the Guarantee is not (or is claimed by any Guarantor not to be) in full force and effect; or

(i) if anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction.

11.      ENFORCEMENT
At any time after the Bonds become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer and/or any Guarantor as it may think fit to enforce the provisions of the Trust Deed, the Bonds and the Coupons, but it shall not be bound to take any such proceedings unless (i) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Bondholders holding at least one-quarter in principal amount of the Bonds then outstanding and (ii) it shall have been indemnified to its satisfaction. No Bondholder or Couponholder may proceed directly against the Issuer or any Guarantor unless the Trustee, having become bound so to proceed, fails to do so within a reasonable period and such failure shall be continuing.

12.      REPLACEMENT OF BONDS AND COUPONS

If any Bond or Coupon is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Paying Agent in London, subject to all applicable laws and the requirements of any applicable stock exchange or other relevant authority, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer and any Guarantor may reasonably require. Mutilated or defaced Bonds or Coupons must be surrendered before replacements will be issued.

13.      NOTICES

Notices to holders of Bonds will be valid if published in an English language leading daily newspaper having general circulation in the United Kingdom (which is expected to be the Financial Times) or if in the opinion of the Trustee such publication is not practicable, in another English language leading daily newspaper having general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to Bondholders in accordance with this Condition.

14.      MEETINGS OF BONDHOLDERS, MODIFICATION, WAIVER AND SUBSTITUTION

The Trust Deed contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the modification of any of these Conditions or any provisions of the Trust Deed. Any such modification may be made if sanctioned by an Extraordinary Resolution. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons present holding or representing a clear majority in principal amount of the Bonds for the time being outstanding or, at any adjourned meeting, one or more persons present being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to postpone the dates for payment of principal on the Bonds or the dates on which interest is payable in respect of Bonds, (ii) to reduce or cancel the principal amount of, or interest on, the

Bonds, (iii) to change the currency of payment of the Bonds or the Coupons, (iv) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution or (v) to modify or cancel the Guarantee, in which case the necessary quorum will be one or more persons present holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, in principal amount of the Bonds for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on all Bondholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.


The Trustee may agree, without the consent of the Bondholders or Couponholders, to (i) any modification of any of these Conditions or any provisions of the Trust Deed which is of a formal, minor or technical nature or is made to correct a manifest error and (ii) any other modification (except as mentioned in the Trust Deed) of, and any waiver or authorisation of any breach or proposed breach of, any of these Conditions or any provisions of the Trust Deed which is, in the opinion of the Trustee, not materially prejudicial to the interests of the Bondholders. Any such modification, authorisation or waiver shall be binding on the Bondholders and the Couponholders and, if the Trustee so requires, any modification referred to above shall be notified by the Issuer to the Bondholders as soon as practicable in accordance with Condition 13.


The Trustee may, without the consent of the Bondholders or Couponholders, agree with the Issuer and the Guarantor to the substitution in place of the Issuer or any Guarantor (or any previous substitute under this Condition) as the principal debtor or a guarantor under the Bonds, the Coupons and the Trust Deed of any Subsidiary or any holding company of the Issuer, subject to (a) in the case of a substitution of the Issuer, the Bonds being unconditionally and irrevocably guaranteed by the Guarantor (except to the extent that a Guarantor shall itself become the Issuer by such substitution), (b) the Trustee being satisfied that the interests of the Bondholders will not be materially prejudiced by the substitution and (c) certain other conditions set out in the Trust Deed being complied with.

In connection with the exercise of its functions (including but not limited to those in relation to any proposed modification, waiver, authorisation or substitution) the Trustee shall not have regard to the consequences of such exercise for individual Bondholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Bondholder or Couponholder be entitled to claim, from the Issuer or any other person, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Bondholders or Couponholders.

15.      INDEMNIFICATION OF THE TRUSTEE

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee will be entitled to enter into business transactions with the Issuer, any Guarantor and any of their respective Subsidiaries without accounting for any profit resulting therefrom.

16.      FURTHER ISSUES

The Issuer may from time to time without the consent of the Bondholders or Couponholders create and issue further bonds or notes either having the same Conditions as the Bonds in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding bonds or notes of any series (including the Bonds) or upon such terms as to interest, premium, redemption, ranking and otherwise as the Issuer may determine at the time of their issue. Any further bonds or notes forming a single series with the outstanding bonds or notes of any series (including the Bonds) constituted by the Trust Deed or any deed supplemental to it shall, and any other bonds or notes may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Bondholders and the holders of bonds or notes of other series in certain circumstances where the Trustee so decides. In these Conditions, unless the context otherwise requires and subject to any provision to the contrary in the Trust Deed, the expression "BONDS" shall include any further bonds issued in accordance with this Condition and forming a single series with the Bonds.

17.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

18.      GOVERNING LAW

The Trust Deed, the Bonds and the Coupons are governed by, and will be construed in accordance with, English law.

                 TERMS AND CONDITIONS PECULIAR TO THE 2011 BONDS

The Conditions to be endorsed on each of the 2011 Bonds will be the same as those to be endorsed on each of the 2006 Bonds with the following changes and shall be deemed to be set out hereunder in full with such changes:

(i) references to the 2006 Bonds in the introductory paragraph to the numbered conditions shall be replaced by the 2011 Bonds;

(ii) "5.25 per cent." shall be deleted from Condition 5 and replaced with "6.125 per cent. "; and

(iii) "23 August 2006" shall be deleted from Condition 6(a) and replaced with "23 August 2011".

                                 USE OF PROCEEDS

The net proceeds of the issue of the 2006 Bonds and the 2011 Bonds, which are expected to amount to approximately euro 1,986,262,500, in aggregate, will be used for general corporate purposes.

                        SUMMARY OF PROVISIONS RELATING TO
                         THE BONDS WHILE IN GLOBAL FORM

Each Temporary Global Bond and each Permanent Global Bond contain provisions which apply to the Bonds while they are in global form, some of which modify the effect of the terms and conditions of the Bonds set out in this document. The following is a summary of certain of those provisions.

1.       EXCHANGE

Each Temporary Global Bond is exchangeable in whole or in part (free of charge to the holder) for interests in a Permanent Global Bond on or after a date which is expected to be 3 October 2001 upon certification as to non-U.S. beneficial ownership in the form set out in such Temporary Global Bond. Each Permanent Global Bond is exchangeable in whole but not in part (free of charge to the holder) for the Definitive Bonds described below (i) if such a Permanent Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg or an alternative approved clearing system and such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so by such holder giving notice to the Principal Paying Agent or (ii) if the Issuer would suffer a disadvantage in respect of the Bonds as a result of a change in laws or regulations (taxation or otherwise) of any jurisdiction referred to in Condition 8 of the Bonds or as a result of a change in the practice of Euroclear or Clearstream, Luxembourg or an alternative approved clearing system which would not be suffered were the Bonds represented by such Permanent Global Bond in definitive form and a certificate to such effect signed by two Directors of the Issuer is delivered to the Trustee by the Issuer giving notice to the Principal Paying Agent and the Bondholders of its intention to exchange such Permanent Global Bond for Definitive Bonds on or after the Exchange Date specified in the notice.

On or after the Exchange Date (as defined below) relating to a Permanent Global Bond the holder of such Permanent Global Bond may (in the case of (i) above) and shall (in the case of (ii) above) surrender such Permanent Global Bond to or to the order of the Principal Paying Agent. In exchange for such Permanent Global Bond, the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Bonds (having attached to them all Coupons in respect of interest which has not already been paid on such Permanent Global Bond), security printed in accordance with any applicable legal and stock exchange or other relevant authority requirements and in or substantially in the form set out in Schedule 3 to the relevant Trust Deed.

"EXCHANGE DATE" means a day falling not less than 60 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located and, except in the case of exchange pursuant to (i) above, in the cities in which the relevant clearing system is located.

2.       PAYMENTS

No payment will be made on a Temporary Global Bond unless exchange for an interest in the relevant Permanent Global Bond is improperly withheld or refused by or on behalf of the Issuer. Payments of principal and interest in respect of Bonds represented by a Permanent Global Bond will be made against presentation for endorsement and, if no further payment falls to be made in respect of such Bonds, surrender of such Permanent Global Bond to or to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to Bondholders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to such Permanent Global Bond, which endorsement will be prima facie evidence that such payment has been made in respect of the Bonds represented by such Permanent Global Bond. No person shall be entitled to receive any payment on a Permanent Global Bond falling due after the Exchange Date in respect thereof unless exchange of such Permanent Global Bond for Definitive Bonds is improperly withheld or refused by or on behalf of the Issuer. Condition 8(e) of the Bonds will apply to Definitive Bonds only.

3.       NOTICES

So long as Bonds are represented by a Permanent Global Bond and such Permanent Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg or an alternative approved clearing system, notices to Bondholders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for notification as required by the Conditions; except that so long as the Bonds are listed on the Official List of the UK Listing Authority and are admitted to trading on the London Stock Exchange's market for listed securities and the rules of the UK Listing Authority or the

London Stock Exchange, as the case may be, requires notices shall be published in a leading English language daily newspaper having general circulation in the United Kingdom (which is expected to be the Financial Times) any such Notice given only by delivery as aforesaid shall be deemed to have been given on the seventh day after that on which such notice is delivered to Clearstream, Luxembourg and/or Euroclear, as the case may be, as aforesaid.

4.       PRESCRIPTION

Any claims against the Issuer in respect of principal and interest on Bonds represented by a Permanent Global Bond will become void unless it is presented for payment within a period of 12 years (in the case of principal) and six years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 3).

5.       MEETINGS

The holder of a Permanent Global Bond will be treated as being one person for the purposes of any quorum requirements of, or the right to demand a poll at, a meeting of Bondholders and, at any such meeting, as having one vote in respect of each euro 1,000 principal amount of Bonds for which such Permanent Global Bond may be exchanged.

6.       CANCELLATION

Cancellation of any Bond represented by a Permanent Global Bond required by the Conditions to be cancelled following its redemption or purchase will be effected by reduction in the principal amount of such Permanent Global Bond.

7.       TRUSTEE'S POWERS

In considering the interests of Bondholders while a Permanent Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg and/or an alternative approved clearing system the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to the Bonds represented by such Permanent Global Bond and may consider such interests as if such accountholders were the holder of such Permanent Global Bond.

8.       PUT OPTION

The Bondholders' put option in Condition 6 may be exercised by the holder of a Permanent Global Bond giving notice to the Principal Paying Agent of the principal amount of Bonds represented by such Permanent Global Bond in respect of which the option is exercised and presenting the Permanent Global Bond for endorsement of exercise within the time limits specified in Condition 6(d).

                                 NGG FINANCE plc

The Issuer is a finance vehicle, and a member of the Group. It was incorporated on 21 May 2001 in England and Wales as a company with limited liability under Registered Number 4220381 and is a wholly-owned subsidiary of the Guarantor.

The authorised and issued share capital of the Issuer comprises 50,000 ordinary shares of (pound)1 each of which 49,999 are held by the Guarantor and 1 is held by National Grid Nominees Limited on trust for the Guarantor.

DIRECTORS

The Directors of the Issuer and their respective business addresses and occupations are:


NAME                      BUSINESS OCCUPATIONS WITHIN NATIONAL GRID GROUP PLC
----                      ---------------------------------------------------
Charles Carter            Director of Corporate Finance
Martin O'Donovan          Treasurer
Mark Flawn                Assistant Treasurer
Paul Phillips             Assistant Treasurer
Fiona Smith               Group General Counsel and Company Secretary

The business address of each of the above is 15 Marylebone Road, London, NW1
5JD.

The principal activities of the Directors performed by them outside the Group are directorships of the companies or institutions set out below: None

The joint company secretaries of the Issuer are David Forward and Fiona Smith. The registered office of the Issuer is at 15 Marylebone Road, London, NW1 5JD.

                          CAPITALISATION OF THE ISSUER

The following is a summary of the historic cost capital and reserves as at 27 July 2001 and indebtedness as at 27 July 2001 of the Issuer:


CAPITAL AND RESERVES AT 27 JULY 2001
                                                                       (pound)
                                                                       -------
Authorised 50,000 ordinary shares of (pound)1 each                    50,000.00
Issued, allotted, called-up and partly paid 50,000 ordinary shares    12,500.00
                                                                      ---------
TOTAL CAPITAL & Reserves                                              12,500.00
                                                                      =========


Notes

1. At 27 July 2001, the issuer had cash and deposits amounting to (pound)12,500, and no indebtedness, contingent liabilities or guarantees.
2. The table does not include indebtedness in respect of the Bonds now being issued.
3. There has been no change in the authorised and issued share capital of the Issuer since 27 July 2001.
4. Save for the bonds now being issued, there has been no material change in the indebtedness or contingent liabilities and guarantees of the Issuer since 27 July 2001.

                             NATIONAL GRID GROUP plc

The Guarantor is the holding company for a group of companies (herein referred to as the Group), which is an international provider of electricity and telecommunications networks. It is a company incorporated in England and Wales with limited liability under Registered Number 2367004.

The Group's principal electricity businesses are the transmission of electricity in England and Wales and the transmission and distribution of electricity in north-eastern United States. The Group operates interconnections between its network in England and Wales and each of France, Scotland and the Isle of Man and is developing an interconnector in Australia. In addition, the Group, with joint venture partners, operates transmission networks in Argentina and Zambia.

The Guarantor's telecommunications network activities include its 32.7 per cent. economic interest in Energis plc and its involvement, with joint venture partners, in telecommunications projects in Argentina, Brazil, Chile and Poland.

The Guarantor's shares were admitted to the Official List of the London Stock Exchange on 11 December 1995 and its American Depositary Shares were listed on the New York Stock Exchange on 7 October 1999.

In connection with the acquisition of Niagara Mohawk (as described in International Business below), later this year the Guarantor intends to enter into a scheme of arrangement (the "SCHEME") pursuant to section 425 of the Companies Act 1985. Under the Scheme, a new holding company, New National Grid plc ("NNG") will be put in place. The Guarantor will then become a wholly-owned subsidiary of NNG, and within a certain period of time after the Scheme has become effective, NNG will become an additional guarantor of the Bonds, jointly and severally with the Guarantor. The shares of the Issuer will be transferred from the Guarantor to NNG when the Scheme becomes effective, and the Issuer will then become a wholly owned direct subsidiary of NNG.

UK BUSINESS

TRANSMISSION BUSINESS

GENERAL

The Guarantor's subsidiary company, The National Grid Company plc ("NGC") is the owner and operator of the electricity transmission system (the "TRANSMISSION SYSTEM") in England and Wales and is the sole holder of a transmission licence (the "TRANSMISSION LICENCE") in England and Wales. The Transmission Licence came into effect in March 1990 and, unless revoked, will continue in force until determined by not less than 25 years notice by the Secretary of State. NGC is required by the Electricity Act 1989 (the "ELECTRICITY ACT") to develop and maintain an efficient, co-ordinated and economical system of electricity transmission and to facilitate competition in the supply and generation of electricity. NGC is also responsible for reinforcing, renewing and maintaining the Transmission System to meet the requirements of customers and to ensure continued compliance with the security standards set out in the Transmission Licence. Since the introduction of the new electricity trading arrangements ("NETA") on 27 March 2001, under the Electricity Act, NGC is also obliged to operate an efficient co-ordinated market and an economical transmission system.

NGC derives the vast majority of its turnover and profits from charges for services provided by its transmission business (the "TRANSMISSION BUSINESS") to, inter alia, generators, interconnector users, distributors, suppliers and directly-connected customers.

PHYSICAL ASSETS

The Transmission Business comprises the planning, development, construction, maintenance and operation of the Transmission System in England and Wales, operating predominantly at voltages of 400kV and 275kV and includes the provision of connections to the Transmission System. The Transmission System consists of approximately 4,500 miles of overhead lines and approximately 400 miles of underground cable, together with substations at over 300 sites.

OPERATION OF THE TRANSMISSION SYSTEM

NETA

The Department of Trade and Industry ("DTI") and the Office of Gas and Electricity Markets ("OFGEM") undertook an extensive review of, and wide-ranging consultation on, the proposed arrangements for a new wholesale electricity market for England and Wales to replace the Electricity Pool of England and Wales. Details of NETA were published jointly by the DTI and Ofgem in a document dated 21 October 1999 and the document formed the basis of the new arrangements to be implemented by participants across the electricity industry. NETA was introduced on 27 March 2001. Certain aspects of NETA are now dealt with in the Utilities Act 2000.

NGC made a considerable contribution to the development of NETA and played a major role in its implementation. NETA represents a fundamental shift to trading arrangements based on bilateral contracts, similar to other commodity markets. NETA has had significant implications for NGC's operations and for the manner in which it contracts for the provision of ancillary services, which form part of balancing services. However, NETA has not had significant financial implications for NGC.

TRANSMISSION REVENUE

Revenue-controlled charges

As transmission asset owner, NGC is responsible for the development, operation and maintenance of the transmission network and recovers its costs, including a return on capital employed, through charges to generators, distributors and suppliers of electricity for use of and connection to the Transmission System.

Under the revenue restriction condition set out in the Transmission Licence, NGC's revenue from charges for use of the Transmission System and for connections made before March 1990 is permitted to increase each year in line with the Retail Price Index ("RPI"), minus an efficiency factor X. In the current revenue restriction, which was introduced on 1 April 2001, X has been set at 1.5 from April 2002. The revenue restriction is reviewed from time to time by Ofgem, typically at intervals of four to five years. The current revenue restriction is expected to remain in force until March 2006.

In determining the above price controls applicable to NGC, Ofgem assumes an allowed rate of return on equity and an efficient capital structure as to the levels of debt and equity. NGC intends to match the gearing levels assumed by Ofgem by increasing its borrowings and making dividend distributions and reorganising its share capital and reserves as necessary. The Transmission Licence contains certain regulatory constraints which must be complied with prior to the declaration of dividends.

Post-1990 connection charges

NGC is permitted by the Transmission Licence to set charges for connections to the Transmission System made since March 1990 to recover the cost directly or indirectly incurred in providing connection, together with a reasonable rate of return on such costs.

Balancing services use of systems charges

As system operator, NGC is responsible for the control of the transmission system, including:

o the procurement of the ancillary services required to ensure network stability and security; and

o the provision of balancing services, comprising the acceptance by NGC of "bids" (proposed trades to decrease generation or increase demand) or "offers" (proposed trades to increase generation or decrease demand) as necessary to enable it to balance generation and demand for electricity in real time throughout the day.

NGC is permitted by the Transmission Licence to recover the internal costs it incurs in fulfilling its responsibility as system operator together with a small profit margin.

NGC recovers the costs incurred in the balancing services activities, including the procurement of ancillary services, through balancing services use of system charges. Its revenue from these charges is regulated by means of a Balancing Services Incentive Scheme ("BSIS") set out the Transmission Licence. The BSIS was introduced on 27 March 2001 and sets a target for the costs incurred by NGC in balancing the system in the period up to March 2002. If costs are below (pound)471 million, NGC will retain 40 per cent. of the savings up to a maximum potential income of (pound)45 million. If costs are more than (pound)500 million, NGC will bear 12 per cent. of the excess up to a maximum potential liability of (pound)15 million.

INTERCONNECTORS

NGC derives income from charges for the use of its interconnectors with Scotland, France and the Isle of Man. Under the terms of the Transmission Licence, NGC is at present required to set its charges for the use of its interconnectors with Scotland and France at a level designated to recover no more than a reasonable rate of return on the capital represented by the interconnectors. The interconnector with the Isle of Man is unlicensed and not subject to this restriction.

In February 2000, the Guarantor was selected by the Basslink Development Board in Australia to build, own and operate an interconnector between the island of Tasmania and the State of Victoria on the Australian mainland, across the Bass Strait. Construction is expected to commence at the end of 2001 and the project is expected to be completed by the end of 2003.

ENVIRONMENTAL LAW AND REGULATION

In the United Kingdom, NGC is subject to environmental legislation and regulation. The Water Resources Act 1991 and the Environmental Protection Act 1990, as amended by the Environment Act 1995, constitute the primary environmental legislation affecting the activities of NGC. Under these statutes, it is an offence to pollute the environment.

Electric and magnetic fields ("EMFs") arise from, among other sources, the transmission, distribution and use of electricity. Concerns have been raised about the possible health effects of EMFs and research into this issue has been in progress in many countries for several years. NGC carries out its operations in line with guidance on EMFs issued by the National Radiological Protection Board, an independent statutory body, which has stated that it does not consider that the results of published studies provide a basis for any additional restriction on human exposure to EMFs. This position is supported by the results of the United Kingdom Childhood Cancer study published in December 1999.

A European Union recommendation (the "RECOMMENDATION") on limitation of exposure of the general public to EMFs has been adopted by the European Union's Council of Ministers. The Recommendation is addressed to European Union member governments and not to individual companies. The United Kingdom government is considering how the qualifications should be interpreted and therefore how the Recommendation should be implemented in the United Kingdom.

ENERGIS

In 1993, the Guarantor group established Energis plc ("ENERGIS"), at that time a subsidiary of the Guarantor which was granted a public telecommunications operator's licence to provide telecoms services using a long-distance telecommunications network constructed predominantly on the electricity transmission network. By 1997, the business of Energis had grown significantly, and application was made for its shares to be admitted to the official list of the London Stock Exchange, which was effected in December 1997. As part of this process, the Guarantor disposed of just over 25 per cent. of its shareholding in Energis by way of a placing with institutional investors.

On 22 January 1999, the Guarantor offered for sale 60 million ordinary shares in Energis in an offering of ordinary shares and simultaneously offered Equity Plus Income Convertible Securities which were mandatorily exchangeable into up to
14.7 million Energis shares. The value of the combined offerings was approximately (pound)1.2 billion. On 9 February 2000, the Guarantor disposed of a further 28.9 million ordinary shares of Energis for (pound)0.95 billion. As at 31 March 2001, the Guarantor retains an economic interest over 32.7 per cent. of the total Energis shares in issue. The Guarantor has indicated that it intends to dispose of its remaining interests as suitable opportunities arise.

INTERNATIONAL BUSINESS

The Guarantor is actively developing new businesses, alone or in conjunction with suitably experienced partners, in operations where it can exploit its proven skills in building and operating complex networks and in managing sophisticated software systems in real time.

USA

NATIONAL GRID USA

Background

The Guarantor acquired New England Electric System ("NEES"), now renamed National Grid USA, in March 2000 at a cost of approximately (pound)2 billion. National Grid USA acquired Eastern Utilities Associated ("EUA") in April 2000 at a cost of approximately (pound)0.4 billion. The companies were integrated on 1 May 2000 and operate as National Grid USA.

National Grid USA operates a network of approximately 3,000 miles of transmission lines and 31,000 miles of distribution network and serves approximately 1.7 million customers in Massachusetts, Rhode Island and New Hampshire. Its subsidiary company New England Power ("NEP") is responsible for the operation of the transmission network and delivery of electricity in bulk to National Grid USA's four electricity distribution companies, Massachusetts Electric, Narragansett Electric, Granite State Electric and Nantucket Electric.

National Grid USA has minority interests in two operating nuclear generating units which it is seeking to divest and in three nuclear generating units which are permanently shut down.

Operating environment

Until 1998, National Grid USA's distribution companies supplied electricity to all retail customers in their respective service territories. NEP met all the electricity requirements of the distribution companies from a combination of operating its own generating capacity and purchasing electricity under long-term contracts.

From 1998 onwards, the electricity industry in Massachusetts, Rhode Island and New Hampshire was restructured. The retail electricity supply markets in these states were opened to competition, giving all electricity delivery customers a choice of supplier. At the same time, National Grid USA was required by the state regulatory authorities to divest its generating capacity.

Regulatory settlements

Generation

Under settlement agreements reached with its regulators as part of industry restructuring, National Grid USA is able to recover all of NEP's investment in fossil and nuclear generation, including any generation-related regulatory assets. The unrecovered amount -- known as stranded costs -- is made up of the unamortised generation investments, net of proceeds and related contractual commitments. These stranded costs are passed on to wholesale customers, including the distribution companies, through a contract termination charge
(CTC). The distribution companies in turn are permitted to recover these costs through delivery charges to all retail customers.

Distribution

Under the Massachusetts Electric distribution rate plan (which regulates its income) distribution rates were reduced by $10.0 million on 1 May 2000 and will remain frozen until the end of February 2005. From March 2005 to the end of December 2009, changes in distribution rates will be linked to changes in the regional average of distribution rates of similarly unbundled investor-owned utilities in New England, New York, New Jersey and Pennsylvania. Based on a predetermined formula, annual merger-related savings achieved up to the end of 2009 will be calculated and shared between customers and Massachusetts Electric in 2010 to 2019. The rate plan also includes service quality incentives and penalties based on performance in areas including reliability and customer satisfaction.

Under the Narrangansett Electric rate plan (which regulates its income), distribution rates were reduced by approximately $13.0 million on 1 May 2000 and will remain frozen until 2004. During the rate freeze, Narrangansett Electric is permitted to retain earnings up to 12.0 per cent. return on equity. Any earnings between 12.0 per cent. and 13.0 per cent. will be shared equally with customers. If earnings exceed 13.0 per cent., the excess will be divided between customers and the company, with customers receiving 75.0 per cent. After 2004, Narrangansett Electric's distribution rates will be set in accordance with its cost of service, in which it will be permitted to include its share of the efficiency savings produced by its integration with former EUA distribution companies. The merger savings will be determined in regulatory proceedings in 2002 or 2003 and Narrangansett Electric will be permitted to include 50.0 per cent. of the savings as an expense in its cost of service from 2004 until 2019, subject to verification in 2007.

The current rates for Granite State Electric became effective in July 1998. Nantucket Electric's distribution rates are linked to those of Massachusetts Electric and became effective on 1 May 2000.

The distribution companies are obliged to sell electricity through a standard offer service to retail customers who have chosen not to select an alternative supplier and to provide a default service to customers who have not selected a power supplier but are not eligible for standard offer service. The regulatory settlements permit the distribution companies to pass through to customers the costs of purchasing electricity to meet their default obligations and, subject to regulatory approval, to adjust their standard offer terms in order to re-align revenues with the costs of purchasing electricity.

Transmission

NEP's rates are subject to regulation by the Federal Energy Regulatory Commission (FERC) and consist, for the most part, of CTCs and transmission charges. NEP's transmission charge is determined by a formula designed to enable it to recover its actual costs, together with a return on capital employed.

ENVIRONMENTAL LAW AND REGULATION

The Group is subject to various environmental laws and regulations in the U.S. It has implemented an Environmental Management System across US transmission and distribution operations and carries out an environmental audit programme to check that its environmental policies, procedures, operating practices and assets are sound.

The Group is currently aware of 51 manufactured gas sites, mainly in Massachusetts, associated with past activities of predecessor companies of National Grid USA, and is currently engaged in investigation and remediation at approximately 22 of these sites. There are regulatory agreements in place which provide for recovery from customers of the remediation costs of such sites. Further such sites may be identified in the future.

ACQUISITION OF NIAGARA MOHAWK

Terms and expected timetable

On 5 September 2000, the Guarantor announced that it had agreed to acquire Niagara Mohawk (the "ACQUISITION"). The shareholders of Niagara Mohawk and of the Guarantor voted in favour of the Acquisition at shareholder meetings held on 19 January 2001 and 29 January 2001 respectively. The Acquisition is subject to a number of further conditions, including regulatory and other consents and approvals in the U.S., the majority of which have been received. The principal regulatory approvals still outstanding are those required from the New York Public Services Commission and the Securities and Exchange Commission. The Acquisition is expected to be completed around the end of 2001. The terms of the Acquisition value the equity of Niagara Mohawk at approximately U.S.$3.0 billion and the enterprise value at approximately U.S.$8.9 billion. The shareholders of Niagara Mohawk will receive consideration of U.S.$19.00 per Niagara Mohawk share, subject to adjustment. Niagara Mohawk shareholders will be able to elect to receive their consideration in cash, shares in NNG (represented by American Depositary Shares), or a combination thereof, with the aggregate cash consideration offered to all Niagara Mohawk shareholders being $1.015 billion. If cash elections received from all Niagara Mohawk shareholders exceed $1.015 billion, the Guarantor may, at its sole discretion, reduce the total number of American Depositary Shares to be issued and increase the cash component of the consideration. The Guarantor currently expects to increase the cash component of the consideration for Niagara Mohawk to at least 50 per cent. if sufficient cash elections are received.

Prior to completion, the Guarantor will carry out a corporate restructuring by way of a scheme of arrangements, pursuant to which NNG, will become the holding company of the Guarantor. The Guarantor expects to meet approximately half of the acquisition cost in cash.

Niagara Mohawk's activities

Niagara Mohawk is an electricity and natural gas utility serving over 1.5 million electricity customers and 0.5 million retail gas customers in central, northern and western New York State. Its electricity system is interconnected with that of National Grid USA and consists of over 9,000 miles of transmission lines and 118,000 miles of distribution network.

Niagara Mohawk has opened its market to retail competition under agreements with the New York Public Services Commission which provide for reductions in residential, commercial and industrial rates. Since September 2000, Niagara Mohawk has been allowed to recover the vast majority of its stranded costs and, from September 2001, will be able to pass through to customers the commodity costs of power.

Discussions are in progress with the New York Public Services Commission (NYPSC) on a proposed ten-year rate plan, to come into effect on completion of the Acquisition, which will include provisions for the recovery of wholesale power costs similar to those in the existing rate agreements.

Auction of Niagara Mohawk's nuclear assets

On 12 December 2000, Niagara Mohawk announced an agreement to sell its nuclear assets, comprising 100 per cent. of Nine Mile Point Nuclear Station Unit No. 1 and 41 per cent. of Nine Mile Point Nuclear Station No. 2 to Constellation Nuclear, a wholly-owned subsidiary of Constellation Energy Group Inc., for a total consideration of U.S.$610 million (subject to adjustment). On completion of the sale, Niagara Mohawk will transfer to Constellation Nuclear its existing decommissioning funding and Niagara Mohawk will have no further obligation relating to decommissioning. The asset sale agreement is subject to various regulatory approvals including those of the Nuclear Regulatory Commission, FERC and NYPSC. The sale is expected to complete in 2001.

OTHER COUNTRIES

Transener

In the year ended 31 March 1994, as part of a consortium, the Guarantor made an initial investment in Transener which was subsequently increased in June 1997, bringing the economic interest to 27.6 per cent. Transener holds an exclusive concession to operate the principal national electricity transmission system in Argentina and the regional system in the province of Buenos Aires.


Copperbelt Energy Corporation

In November 1997, a joint venture including the Guarantor completed the purchase of the Power Division of Zambia Consolidated Copper Mines Limited (now renamed Copperbelt Energy Corporation), which supplies electricity to the mines of the Copperbelt in Zambia. The cash consideration was approximately (pound)30 million, contributed equally by the Guarantor and its main partner, MPI International Limited.


Intelig

The Guarantor has a 50 per cent. shareholding in JVCO ParticpacEoAes Limitada, the ultimate parent undertaking of Interlig TelecommunicacEoAes. Its partners in the joint venture are Sprint and France Telecom, each of which has an interest of 25 per cent. Intelig provides long-distance telephone services, including inter-regional and international services to customers in Brazil.

The Guarantor also has investments in telecommunications ventures in Argentina, Chile and Poland.

RELATIONSHIP WITH UK GOVERNMENT

The Secretary of State retains a special share in the Guarantor, which is a special rights non-voting redeemable preference share of (pound)1. Certain provisions in the articles of association of the Guarantor cannot be altered or removed without the prior written consent of the holder of the Special Share. One such provision prevents any person, with limited exceptions, from having an interest in 15 per cent. or more in the voting share capital of the Guarantor. In addition, the Guarantor may not dispose of the business holding the Transmission Licence without the consent of the special shareholder. Upon the effective date of the Scheme (as described above), the Special Share in the Guarantor shall be cancelled and the Secretary of State will have issued to him a special share in New National Grid. This is expected to confer substantially the same rights as those described above, in relation to New National Grid.

DIRECTORS

The Directors of the Guarantor and their respective business addresses and occupations are:


NAME                             BUSINESS OCCUPATION
----                             -------------------
James Ross                       Chairman
Roger Urwin                      Chief Executive
Rick Sergel                      Group Director, North America
Stephen Box                      Group Finance Director
Steven Holliday                  Group Director, Europe
Edward Astle                     Group Director, Telecommunications
John Grant                       Non-Executive Director
Richard Reynolds                 Non-Executive Director
Paul Joskow                      Non-Executive Director
Bob Faircloth                    Non-Executive Director

The business address of each of the above is 15, Marylebone Road, London, NW1 5JD, except:

Rick Sergal - 25 Research Drive, Westborough, MA 01582, USA

The principal activities of the Directors performed by them outside the Group are directorships of the companies or institutions set out below:


NAME                             COMPANY/INSTITUTIONS
----                             --------------------
James                            Ross The Littlewoods Organisation plc, McGraw
                                 Hill, Datacard, Schneider Electric, Northwest
                                 Business Leadership Team Ltd.

Roger Urwin                      Energis plc, The Special Utilities Investment Trust plc, TotalFinalElf
                                 Exploration UK plc

Rick Sergel                      State Street Bank & Trust

Stephen Box                      Energis plc, Michael Page International plc

John Grant                       Hasgo Group Ltd, Peter Stubs Ltd, Torotrak plc, Corac group plc, Cordax plc

Richard Reynolds                 Prospect Industries plc, Protobition Group plc, Wavionix Software Ltd,
                                 Telme.com plc, Warwick Art Society Ltd, E-Granite Ltd, Phonelink plc.

Paul Joskow                      MIT Center for Energy and Environmental Policy Research, State Farm
                                 Indemnity Company, Whitehead Institute for Biomedical Research

Edward Astle                     Dataflex Holdings, 3G Lab Ltd, Intect Telecom Systemsplc

The company secretary of the Guarantor is Fiona Smith.

The registered office of the Guarantor is at 15, Marylebone Road, London, NW1
5JD.

                           CAPITALISATION OF THE GROUP

The following is a summary of the historic cost capital and reserves as at 31 March 2001 and indebtedness as at 31 March 2001 of National Grid Group plc and its subsidiaries:

CAPITAL AND RESERVES AT 31 MARCH 2001

                                                                            (pound) millions
                                                                            ----------------

Authorised 2,125.0 million ordinary shares of 11 13/17 pence each                250.0
Issued, allotted, called-up and fully paid 1,484.6 million ordinary shares       174.7
Share premium account                                                            276.9
Profit and loss account                                                        3,024.2
Minority interests                                                                41.8
                                                                               -------
TOTAL CAPITAL & RESERVES                                                       3,517.6
                                                                               =======
INDEBTEDNESS AT 31 MARCH 2001
Amounts due within one year
Bank loans and overdrafts                                                        627.5
Current portion of long term loans                                               381.2
Amounts due after more than one year
Repayable wholly within five years                                             1,647.5
Repayable after five years                                                     1,533.2
                                                                               -------
TOTAL INDEBTEDNESS                                                             4,189.4
                                                                               =======

CONTINGENT LIABILITIES AND GUARANTEES AT 31 MARCH 2001

Performance bonds and guarantees                                                 102.2


Notes
1. The table does not include indebtedness in respect of the Bonds now being issued.

2. National Grid Group plc's distributable reserves at 31 March 2001 amounted to (pound)1,160.0 million.

3. Since 31 March 2001 the number of Issued, allotted, called-up and fully paid ordinary shares of National Grid Group plc has increased by 857,278 and there has been no material adverse change in the reserves of the Guarantor.

4. On 27 July The National Grid Company plc, a subsidiary of National Grid Group plc, issued (pound)600 million of sterling bonds with an average maturity of 25.5 years. The proceeds were used to repay short term borrowings in the Group and to the extent that appropriate maturities were not immediately available the balance was placed on short term deposit.

5. Since 31 March 2001 the guarantees given by National Grid Group plc in respect of the obligations of its associated companies have increased by $74.8 million (approximately (pound)52.6 million).

6. Save for the bonds now being issued and the note above, there has been no material change in the indebtedness or contingent liabilities and guarantees of National Grid Group plc since 31 March 2001.

7. None of the indebtedness shown in the table has the benefit of guarantees given by persons who are not in the Group save for an amount of (pound)17.5 million.

8. At 31 March 2001, National Grid Group plc had cash and deposits amounting to (pound)271.2 million.

9. The information contained in this Statement is extracted from the Company's audited consolidated financial statements as at 31 March 2001 (except for the information contained in notes 5 and 7 above).

10. At 31 March 2001, borrowings totalling (pound)348.6 million were secured by charges over property, plant and other assets of the Group.

                                    TAXATION

The comments below are of a general nature based on the Issuer's understanding of current United Kingdom law and practice. They do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who are the absolute beneficial owners of their Bonds and Coupons and may not apply to certain classes of persons such as dealers or certain professional investors. Any holders of Bonds or Coupons who are in doubt as to their own tax position should consult their professional advisers.

1.       INTEREST

While the Bonds continue to be listed on a recognised stock exchange within the meaning of section 841 Income and Corporation Taxes Act 1988, payments of interest may be made without withholding or deduction for or on account of income tax.

Persons in the United Kingdom paying interest to or receiving interest on behalf of another person may be required to provide certain information to the United Kingdom Inland Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

If the Bonds cease to be listed interest will generally be paid under deduction of income tax at the lower rate (currently 20 per cent.) subject to any direction to the contrary from the Inland Revenue in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

The interest has a United Kingdom source and accordingly may be chargeable to United Kingdom tax by direct assessment. Where the interest is paid without withholding or deduction, the interest will not be assessed to United Kingdom tax in the hands of holders of the Bonds who are not resident in the United Kingdom, except where such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the Bonds are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the United Kingdom branch or agency.

If interest were paid under deduction of United Kingdom income tax (e.g. if the Bonds lost their listing), Bondholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

Bondholders should note that the provisions relating to additional amounts referred to in "TERMS AND CONDITIONS OF THE 2006 BONDS -- TAXATION" would not apply if the Inland Revenue sought to assess directly the person entitled to the relevant interest to United Kingdom tax. However exemption from, or reduction of, such United Kingdom tax liability might be available under an applicable double taxation treaty.

2.       PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

3.       DISPOSAL (INCLUDING REDEMPTION)

3.1      Corporate Bondholders

         Bondholders within the charge to United Kingdom corporation tax will be subject to tax as income on all profits and gains arising from, and from fluctuations in the value of, the Bonds broadly in accordance with their statutory accounting treatment. Such holders will generally be charged in each accounting period by reference to interest and any profit or loss which in accordance with such Bondholder's authorised accounting method, is applicable to that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the Bonds will be brought into account as income.

3.2      Other Bondholders

         A disposal of a Bond by a Bondholder resident or ordinarily resident for tax purposes in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Bond is attributable may give rise to a chargeable gain or allowable loss on disposal of a Bond. Sterling values are compared at acquisition and transfer. Accordingly, a taxable profit can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid for the Bond. Any accrued interest at the date of disposal will be taxed under the provisions of the Accrued Income Scheme.

         A transfer of a Bond by a holder resident or ordinarily resident for tax purposes in the United Kingdom or who carries on a trade in the United Kingdom through a branch or agency to which the Bond is attributable may give rise to a charge to tax on income in respect of an amount representing interest on the Bond which has accrued since the preceding interest payment date.

                              SUBSCRIPTION AND SALE

Barclays Bank PLC, Deutsche Bank AG London, J.P. Morgan Securities Ltd., Credit Suisse First Boston (Europe) Limited, Merrill Lynch International and Morgan Stanley & Co. International Limited (together, the "MANAGERS") have, (a) pursuant to a subscription agreement dated 20 August 2001 (the "2006 BOND SUBSCRIPTION AGREEMENT"), jointly and severally agreed with the Issuer and the Guarantor, subject to the satisfaction of certain conditions, to subscribe and pay for the 2006 Bonds at 99.71 per cent. of their principal amount less a combined management and underwriting commission of 0.35 per cent. of their principal amount; and (b) pursuant to a subscription agreement dated 20 August 2001 (the "2011 BOND SUBSCRIPTION AGREEMENT" and together with the 2006 Bond Subscription Agreement, the "SUBSCRIPTION AGREEMENTS"), jointly and severally agreed with the Issuer, subject to the satisfaction of certain conditions, to subscribe and pay for the 2011 Bonds at 99.635 per cent. of their principal amount less a combined management and underwriting commission of 0.40 per cent. of their principal amount. In addition the Issuer has agreed to reimburse the Managers for certain expenses incurred by them in connection with the issue of the Bonds. The Subscription Agreements entitle the Managers to be released and discharged from their obligations in respect of the subscription of the Bonds to which they relate in certain circumstances prior to the payment to the Issuer.

                              SELLING RESTRICTIONS

UNITED STATES

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the "SECURITIES ACT") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Each Manager has agreed that, except as permitted by the Subscription Agreements, it will not offer, sell or deliver the Bonds (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Bonds during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds within the United States or to, or for the account or benefit of, U.S. persons.

The Bonds are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder.

In addition, until 40 days after the commencement of the offering, an offer or sale of Bonds within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

UNITED KINGDOM

Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell any Bonds to persons in the United Kingdom prior to admission of the Bonds to listing in accordance with Part IV of the Financial Services Act 1986 (the "ACT") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act, (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom and
(iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Bonds, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

GENERAL

Neither the Issuer, the Guarantor nor any Manager represent that the Bonds may at any time lawfully be sold in or from any jurisdiction (other than in or from Great Britain) in compliance with any applicable registration requirements pursuant to an exemption available thereunder or assumes any responsibility for facilitating such sales.

                               GENERAL INFORMATION

LISTING

The listing of the Bonds on the Official List will be expressed as a percentage of their principal amount. Transactions will be effected for settlement in euro, and under current practice, for delivery on the third business day in London after the date of the transaction. It is expected that listing of the Bonds on the Official List and admission to trading of the Bonds on the London Stock Exchange's Market for Listed Securities will be granted on 23 August 2000 subject only to the issue of the relevant Temporary Global Bonds. Prior to official listing, however, dealings in the Bonds will be permitted by the London Stock Exchange in accordance with its rules.

CLEARING SYSTEMS

The 2006 Bonds and the 2011 Bonds have each been accepted for clearance through Euroclear and Clearstream, Luxembourg under Common Code 13372942 and 13372977, respectively. The ISINs for the 2006 Bonds and the 2011 Bonds are XS0133729425, and XS0133729771, respectively.

The Bonds will bear a legend as follows: "Any United States person who holds this obligation will be subject to limitations under the United States income tax law, including the limitations provided in Section 165(j)) and 1287(a) of the Internal Revenue Code".

INCORPORATION

The Issuer was incorporated in England and Wales on 21 May 2001 under the Companies Act 1985 as a public limited company on 27 July 2001 with registered number 4220381.

The Guarantor was incorporated in England and Wales on 1 April 1989 under the Companies Act 1985 as a public limited company with registered number 2367004.

ANNUAL ACCOUNTS

Audited annual consolidated accounts have been prepared in respect of the Guarantor's three financial years ended on 31 March 2001. No audited financial statements have been prepared for any period subsequent to 31 March 2001.

Audited annual accounts in respect of the Issuer are expected to be prepared on or about 31 March 2002.

AUDITORS

PricewaterhouseCoopers (Chartered Accountants and Registered Auditors) have audited and rendered unqualified audit reports on the consolidated accounts of the Guarantor for the three years ended 31 March 2001.

PricewaterhouseCoopers are auditors to the Issuer.

FINANCIAL AND TRADING POSITION AND PROSPECTS

There has been no significant change in the financial or trading position of the Issuer since 21 May 2001, being its date of incorporation nor of the Guarantor nor of the Group since 31 March 2001, and no material adverse change in the financial position or prospects of the Issuer, the Guarantor or the Group, since 21 May 2001 in the case of the Issuer and 31 March 2001 in the case of the Guarantor or the Group.

LITIGATION

There are no, nor have there been any legal or arbitration proceedings (including any such proceedings which are pending or threatened of which either the Issuer or the Guarantor is aware) which may have or have had during the 12 months preceding the date of this document a significant effect on the Issuer's, the Guarantor's or the Group's financial position.

APPROVALS AND AUTHORISATIONS

The issue of the Bonds was authorised by resolutions of the Board of Directors of the Issuer passed on 30 July 2001 and resolutions of a duly authorised committee of the Board of Directors of the Issuer passed on 15 August 2001.

The giving of the Guarantee was authorised by a resolution of a duly authorised Committee of the Board of Directors of the Guarantor passed on 26 July 2001.

The Bonds constitute longer term debt securities issued in accordance with regulations made under Section 4 of the Banking Act 1987. Neither the Issuer nor the Guarantor is an authorised institution or a European authorised institution (as such terms are defined in the Banking Act 1987 (Exempt Transactions) Regulations 1997).

CONSENT

PricewaterhouseCoopers has given and has not withdrawn its consent to the issue of this document with the inclusion herein of its report on the Issuer dated 20 August 2001.

DOCUMENTS ON DISPLAY

Copies of the following documents may be inspected at the offices of CMS Cameron McKenna, Mitre House, 160 Aldersgate Street, London EC1A 4DD, during usual business hours on any weekday (Saturdays and public holidays excepted) for 14 days from the date of this document:

(i) the Memorandum and Articles of Association of each of the Issuer and the Guarantor;

(ii) the Subscription Agreements and drafts (subject to modification) of the Trust Deeds constituting the Bonds (incorporating the form of the Bonds) and the Paying Agency Agreements, relating to the Bonds;

(iii) Agreement, Plan of Merger and Scheme of Arrangement dated as of 4 September 2000 between the Guarantor, Niagara Mohawk, NNG and Grid Delaware Inc.;

(iv) Accountant's Report of PricewaterhouseCoopers on the Issuer dated 20 August 2001; and

(v) the audited accounts of the Guarantor for the three financial years ended 31 March 2001.

                               ACCOUNTANT'S REPORT


[PricewaterhouseCoopers LOGO]


                                                   PricewaterhouseCoopers
                                                   1 Embankment Place
                                                   London
                                                   WC2N 6RH

The Directors
NGG Finance Plc
15 Marylebone Road
London
NW1 5JD

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB

J.P. Morgan Securities Ltd.
60 Victoria Embankment
London EC4P 0JF
(and the other Managers as defined in Appendix 1)

20 August 2001

Dear Sirs

NGG FINANCE PLC

INTRODUCTION

We report on the financial information set out below. This financial information has been prepared for inclusion in the offering circular dated 20 August 2001 (the "Offering Circular") of NGG Finance Plc (the "Company").

The Company was incorporated as NGG Finance Limited on 21 May 2001, and was re-registered as a public limited company on 27 July 2001. The Company has not yet commenced to trade, has made up no financial statements for presentation to its members and has not declared or paid a dividend.

BASIS OF PREPARATION

The financial information set out below is based on the financial records of the Company, to which no adjustment was considered necessary.

RESPONSIBILITY

The financial records are the responsibility of the directors of the Company.

The directors of the Company are responsible for the contents of the Offering Circular in which this report is included.




PricewaterhouseCoopers is the successor partnership to the UK firms of Price Waterhouse and Coopers & Lybrand. The principal place of business of PricewaterhouseCoopers and its associate partnerships, and of Coopers & Lybrand, is 1 Embankment Place, London WC2N 6RH. The principal place of business of Price Waterhouse is Southwark Towers, 32 London Bridge Street, London SE1 9SY. Lists of the partners names are available for inspection at those places.

All partners in the associate partnerships are authorised to conduct business as agents of, and all contracts for services to clients are with, PricewaterhouseCoopers. PricewaterhouseCoopers is authorised by the Institute of Chartered Accountants in England and Wales to carry on investment business.

It is our responsibility to compile the financial information set out in our report from the financial records, to form an opinion on the financial information and to report our opinion to you.

BASIS OF OPINION

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. Our work also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial records underlying the financial information and whether the accounting polices are appropriate to the circumstances of the Company and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement, whether caused by fraud or other irregularity or error.

OPINION

In our opinion, the financial information gives, for the purposes of the Offering Circular, a true and fair view of the state of affairs of the Company as at the date stated.

FINANCIAL INFORMATION

The balance sheet of the Company at 27 July 2001 is as follows:

                                                                                         NOTES             (pound)
                                                                                         -----             -------
CURRENT ASSETS
Cash at bank and in hand                                                                                   12,500
                                                                                                           ------
NET ASSETS                                                                                                 12,500
                                                                                                           ======

Represented by:

SHARE CAPITAL                                                                             3                12,500
                                                                                                           ======


Cash flow statement for the period ended 27 July 2001 is as follows:

                                                                                                           (pound)
                                                                                                           -------
Issue of ordinary share capital                                                                            12,500
                                                                                                           ------
INCREASE IN NET CASH                                                                                       12,500
                                                                                                           ======

NOTES TO THE FINANCIAL INFORMATION

1.       ACCOUNTING POLICIES

The balance sheet has been prepared in accordance with the historical cost convention.

2.       TRADING ACTIVITY

The Company was incorporated on 21 May 2001 and has not traded in the period from its date of incorporation to date, nor did it receive any income, incur any expenses or pay any dividends. Consequently, no profit and loss account has been prepared.

3.       SHARE CAPITAL

The Company was incorporated with an authorised share capital of (pound) 100, comprising 100 Ordinary shares of (pound) 1 each. The authorised share capital was increased on 27 July 2001 to (pound) 50,000 by the creation of 49,900 additional Ordinary shares. 50,000 Ordinary shares were allotted for cash, and partly called and paid at a rate of 25p per share (total payment received (pound) 12,500). The balance remains uncalled and unpaid.

4.       POST BALANCE SHEET EVENTS

On 20 August 2001 the Company published an Offering Circular for the issue of euro 1,250,000,000 5.25% Bonds due 2006 and euro 750,000,000 6.125% Bonds due
2011 guaranteed by National Grid Group plc (the parent company), which are expected to be issued on 23 August 2001.

5.       IMMEDIATE AND ULTIMATE HOLDING COMPANY

The immediate and ultimate parent undertaking is National Grid Group plc.

Yours faithfully

PricewaterhouseCoopers
Chartered Accountants

APPENDIX 1 THE MANAGERS

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London
E14 4BB

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London
EC2N 2DB

J.P. Morgan Securities Ltd.
60 Victoria Embankment
London
EC4P 0JP

Credit Suisse First Boston (Europe) Limited
One Cabot Square
Canary Wharf
London
E14 4QJ

Merrill Lynch International
Ropemaker Place
25 Ropemaker Street
London
EC2Y 9LY

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London
E14 4WA

                        REGISTERED OFFICE OF THE ISSUER

                               15 Marylebone Road
                                 London NW1 5JD


                       REGISTERED OFFICE OF THE GUARANTOR

                               15 Marylebone Road
                                 London NW1 5JD


                          TRUSTEE FOR THE BONDHOLDERS

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.
                                   Fifth Floor
                                 100 Wood Street
                                 London EC2V 7EX


                                 LEGAL ADVISERS

           To the Issuer                      To the Managers and the Trustee
        CMS CAMERON MCKENNA                             LINKLATERS
       160 Aldersgate Street                      LINKLATERS & Alliance
          London EC1A 4DD                            One Silk Street
                                                     London EC2Y 8HQ


                             AUDITORS TO THE ISSUER

                             PRICEWATERHOUSECOOPERS
                 Chartered Accountants and Registered Auditors
                               1 Embankment Place
                                 London WC2N 6NN

                             PRINCIPAL PAYING AGENT

                            DEUTSCHE BANK AG LONDON
                                Winchester House
                          One Great Winchester Street
                                 London EC2N 2DB

                                  PAYING AGENT

                         DEUTSCHE BANK LUXEMBOURG S.A.
                          2 Boulevard Konrad Adenauer
                                L-1115 Luxembourg

                                  LISTING AGENT

                                BARCLAYS BANK PLC
                                5 North Colonnade
                                  Canary Wharf
                                 London E14 4BB